EXHIBIT 12
                               WHITMAN CORPORATION
                            STATEMENT OF CALCULATION
                      OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions, except ratios)


                                                                        Years Ended December 31,
                                                     -------------------------------------------------------------
                                                       1997         1996          1995         1994         1993
                                                     --------     --------      --------     --------     --------
Earnings:
Income from Continuing Operations before Taxes       $   69.9     $  127.7      $  118.2     $   80.3     $   81.1
Fixed Charges                                            75.6         74.4          76.7         72.2         96.4
                                                     --------     --------      --------     --------     --------

Earnings as Adjusted                                 $  145.5     $  202.1      $  194.9     $  152.5     $  177.5
                                                     ========     ========      ========     ========     ========


Fixed Charges:
Interest Expense                                     $   69.0     $   68.2      $   70.3     $   67.0     $   93.0
Preferred Stock Dividend Requirements of
     Majority Owned Subsidiary                            1.7          1.5           1.4          1.1           --
Portion of Rents Representative of Interest Factor        4.9          4.7           5.0          4.1          3.4
                                                     --------     --------      --------     --------     --------

Total Fixed Charges                                  $   75.6     $   74.4      $   76.7     $   72.2     $   96.4
                                                     ========     ========      ========     ========     ========

Ratio of Earnings to Fixed Charges*                       1.9x         2.7x          2.5x         2.1x         1.8x
                                                     ========     ========      ========     ========     ========



* Intercompany interest income from Hussmann and Midas was $23.1 million, $23.7 million, $21.8 million, $20.6 million and $16.2 million in 1997, 1996, 1995, 1994 and 1993, respectively. If the fixed charges had been reduced by this intercompany interest income, the ratio of earnings to fixed charges for 1997, 1996, 1995, 1994 and 1993 would have been 2.3x, 3.5x, 3.2x, 2.6x and
   2.0x, respectively.

   Whitman Corporation also recorded special charges of $49.3 million during 1997. Excluding these special charges, the 1997 ratio of earnings to fixed charges would have been 2.6x. Additionally, if the fixed charges for 1997 were adjusted for the intercompany interest income noted above, the ratio of earnings to fixed charges would have been 3.3x.